SECURED LOAN AGREEMENT
     This Secured Loan Agreement is made and entered into this 5th day of January, 1998, by and between Bankers Trust Company of Des Moines, Iowa, hereinafter referred to as the "Bank", and Crouse Cartage Company, hereinafter referred to as the "Borrower".
                                   WITNESSETH
     WHEREAS, Borrower desires to borrow monies from Bank in the amounts described below; and
     WHEREAS, Bank is willing to loan monies to Borrower subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:
1.   DEFINITIONS
     For purpose of this Agreement, the following terms shall have the following meanings:
     "AFFILIATES" The term "Affiliate" shall mean: (i) any natural person who is a shareholder of Borrower, or who is an officer, director or managing agent of Borrower; (ii) any corporation, partnership or entity that is a shareholder of Borrower; and (iii) any person who directly or indirectly controls, is controlled by or is under common control or ownership with Borrower or any shareholder of Borrower. For this the purposes of this definition, the term "Control" shall mean the ownership of ten percent (10%) or more of the beneficial interest in the entity being referred to.
     "AGREEMENT" shall mean this Secured Loan Agreement, as amended or modified from time to time, together with all exhibits or schedules attached hereto or hereafter.
     "BANK'S PRIME RATE" shall mean the fluctuating interest rate per annum from time to time designated by Bank as its prime rate. The Bank's Prime Rate shall not be deemed the lowest rate or most favored rate charged by Bank to its customers. Changes in the Bank's Prime Rate shall be effective without notice to Borrower on the date of each change.
     "BORROWING BASE" shall mean an amount equal to eighty percent (80%) of the Net Depreciated Value of all Revenue Equipment owned by Borrower as of the date of each Borrowing Base Certificate, free and clear of liens except those in favor of Bank.
     "BORROWING BASE CERTIFICATE" shall mean a document duly certified by an authorized officer of Borrower in the form attached hereto as Exhibit A.
     "COLLATERAL" shall mean without limitation Borrower's assets pledged to Bank as security for the Notes, now or in the future, as more particularly described in Section 4 of this Agreement.
     "DEFAULT" OR "EVENT OF DEFAULT" shall have the meaning delineated in
Section 9 of this Agreement.
     "GAAP" shall mean those Generally Accepted Accounting Principles and Practices that are recognized as such by the American Institute of Certified Public Accountants and by the Financial Accounting Standards Board.
     "HAZARDOUS SUBSTANCES." The terms "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules or regulations adopted pursuant to any of the foregoing.
     "INDEBTEDNESS" shall mean and include without limitation all Loans, together with all other obligations, debts and liabilities of Borrower to Bank as well as all claims by Bank against Borrower, whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as a guarantor, surety, or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such indebtedness may be or hereafter may become otherwise unenforceable.
     "LOAN" OR "LOANS" means and includes any and all extensions of credit and financial accommodations from Bank to Borrower, whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.
     "LOAN DOCUMENTS" shall mean this Agreement, the Notes and any other instrument executed in connection with or evidencing the Indebtedness.
     "MAXIMUM CREDIT" shall mean, as it pertains to the Working Capital Line of Credit Loan, the lesser of Four Million Five Hundred Thousand Dollars ($4,500,000.00) or the Borrowing Base, and as it pertains to the Equipment Line of Credit Loan, Four Million Five Hundred Thousand Dollars ($4,500,000.00).
     "NET DEPRECIATED VALUE" shall mean the actual original cost of those items comprising Revenue Equipment, as of the date of acquisition thereof, minus the related accumulated depreciation as reflected on the books of Borrower and the financial reports of Borrower delivered to Bank pursuant to Section 6 of this Agreement.
     "NOTES" shall refer to the promissory notes more particularly described in
Section 2 of this Agreement executed by Borrower in favor of Bank, together with any and all extensions, modifications, substitutions or renewals thereof. "NOTE" shall refer to any one of such Notes.
     "REVENUE EQUIPMENT" shall mean and include all of Borrower's (i) commercial and highway trucks, (ii) commercial and highway tractors and trailers, (iii) automobiles, (iv) pickup and delivery vehicles for which titles have been issued in the name of Borrower and which titles are in the possession of Bank, or in possession of another party acting as agent for Bank; and (v) all mechanical refrigeration units attached to, or held for use upon, such trucks, tractors and trailers.
     "TANGIBLE NET WORTH" shall be determined in accordance with GAAP and shall mean that number calculated by subtracting from the sum of Borrower's equity, all sums relating to goodwill, patents, copyrights, trademarks, licenses, franchises, or other assets normally considered an intangible asset under GAAP.
     "TRANSFINANCIAL" shall mean TransFinancial Holdings, Inc., the parent corporation of Borrower.

2.   LOANS
     Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank agrees to lend to Borrower the amounts as provided in the following described Loans:
     A.   Working Capital Line of Credit Loan.   A revolving line of credit loan
          in the principal amount not to exceed the lesser of Four Million Five Hundred Thousand Dollars ($4,500,000.00) or the Borrowing Base, and Borrower shall execute and deliver to Bank a promissory note ("Working Capital Line of Credit Note") for $4,500,000.00 dated as of the date of this Agreement. Such funds shall be used to provide working capital for Borrower. Interest and principal payments shall be payable on the dates and in the manner set forth in the Working Line of Credit Note. Interest shall accrue at a floating rate which shall at all times equal the Bank's Prime Rate, as adjusted to the date of change. Borrower may borrow, repay and re-borrow under the Working Capital Line of Credit Note during the term of this Agreement. In the event Borrower utilizes the credit available under the Working Capital Line of Credit Note to purchase capital assets (as determined in accordance with GAAP) and such amount is not repaid within 45 days after borrowing, and providing there is credit available under the Equipment Line of Credit Loan, the amount so utilized shall be converted to an Equipment Line of Credit Note and repaid as provided in Paragraph 2(B) below. In the event at any time the Borrowing Base is less than the unpaid principal balance of the Working Capital Line of Credit Note, Borrower will immediately pay that amount necessary to reduce the unpaid principal balance to an amount equal to the Borrowing Base. In the event Bank issues any letters of credit on Borrower's behalf, the credit availability under the Working Capital Line of Credit Note shall be reduced by an amount equal to the Bank's exposure under such letters of credit. Bank agrees to review this credit on or about December 1st of each year and providing Borrower is not then in default or out of compliance under any of the terms and conditions of this Agreement or the other Loan Documents, shall extend the maturity date of the Working Capital Line of Credit Note for an additional twelve month period so as to maintain a five (5) year maturity date.
     B. Equipment Line of Credit Loan. An equipment line of credit loan in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00). Such funds shall be used to finance equipment utilized by Borrower in the ordinary course of its business. Borrower may borrow, repay and re-borrow hereunder during the term of this Agreement. Each advance shall be documented by a separate promissory note (hereinafter referred to as an "Equipment Line of Credit Note") and shall be repaid in equal monthly installments of principal and interests over a period not to exceed sixty (60) months as more particularly provided therein. At the time of taking each advance, Borrower shall have the option of selecting either a fixed rate, which shall equal the then existing Federal Home Loan Bank Rate plus 200 basis points, or the Bank's Prime Rate, which shall be a floating rate which adjusts to the date of change.
          The commitment of Bank hereunder to make advances pursuant to the Loans may be terminated by the Bank at any time following the giving of one hundred eighty (180) days' written notice to Borrower. Upon such termination of the Bank's commitment, the Bank shall have no further obligation to make advances, provided however, this Agreement shall otherwise remain in full force and effect until the Indebtedness is paid and satisfied in full. At any time during the term hereof that the Indebtedness has been paid in full, Borrower may terminate this Agreement upon thirty (30) days' written notice to Bank. In the event of such termination by Borrower, Bank shall have no further obligation hereunder.
          In regard to each of the Loans described above, Bank's determination as to the outstanding principal balances owed by Borrower shall be presumed to be correct and binding on all parties whomsoever and Bank's documentation to support said outstanding balances will be sufficient to establish and sustain Borrower's obligations under the Notes, unless Borrower is able to provide documentation to the contrary satisfactory to Bank which is sufficient to rebut the aforesaid presumption.
3.   ADVANCES
     A. Each request by Borrower for an advance of funds shall be made by Borrower either orally or in writing not later than 2:00 o'clock P.M. on the day such advance is requested. Upon receipt by Bank of each request for advance, Bank shall lend to Borrower the amount requested provided, however, that Bank shall not be obligated to make any advance (i) during the existence of any Event of Default; or (ii) if Bank has given notice to Borrower of the violation of any terms or conditions of this Agreement, the Notes, or any other Loan Documents, which violation(s) remain unremedied by Borrower; or (iii) if Borrower is out of compliance with any of the Affirmative Covenants or Negative Covenants required by this Agreement; or (iv) if the amount of the advance requested together with the unpaid principal balance of the Working Capital Line of Credit Note or Equipment Line of Credit Note, as the case may be, exceeds the Maximum Credit thereunder, or (v) Borrower becomes insolvent, or voluntarily or involuntarily becomes a debtor in bankruptcy; or (vi) there occurs a material adverse change in Borrower's financial condition, or in the value of the Collateral; or (vii) Borrower seeks, claims or otherwise attempts to limit, modify or revoke its unconditional and unlimited liability for the Indebtedness.
     B. Any checks or other charges presented against the regular checking account of Borrower in excess of the balance of said regular checking account may be treated by the Bank as a request for an advance under the Working Capital Line of Credit Note, and payment by the Bank of any check may at its option constitute a loan to the Borrower pursuant to this Agreement of the amounts so paid. However, the amounts debited to the Working Capital Line of Credit Note and credited to the checking account shall at no time exceed the unused portion of the Maximum Credit available under the Working Capital Line of Credit Note.
     C. In the event Borrower shall fail to provide adequate insurance, pay taxes, or pay any other charges which may affect the assets collateralized to Bank, Bank may, at its option, without notice, but without any obligation or liability to do so, procure insurance, pay taxes or pay any other charges and add said sum to the balance of the Working Capital Line of Credit Note.
     D. Although it is contemplated that at no time during the term of this Agreement shall the outstanding principal amount of either the Working Capital Line of Credit Note or Equipment Line of Credit Note exceed the Maximum Credit thereunder, it is understood and agreed that the contemplated Maximum Credit may be exceeded at any time, in Bank's sole discretion, and Borrower shall nevertheless remain liable for the repayment in full of all sums advanced by or to Borrower by Bank, together with interest, late charges, attorneys' fees and costs, if any, as more fully set forth herein.
4.   COLLATERAL
     A. Revenue Equipment As security for the Notes and all Loans and advances made pursuant to this Agreement, and any renewals, modifications, substitutions or extensions thereof, and any other Notes, Loans or advances made by the Bank to Borrower, Borrower herein grants to Bank a first lien on all of its Revenue Equipment together with all proceeds therefrom. The titles to the vehicles included within the Revenue Equipment shall be physically delivered by Borrower to the Commercial Savings Bank in Carroll, Iowa as agent for Bank, or such other party as designated by Bank, and Bank (and/or its designated agent) is herein granted a power of attorney to affix Bank's lien on all such titles and file such liens of record in the event Borrower commits an Event of Default hereunder. Bank acknowledges that Borrower will, in the ordinary course of its business, buy, sell or trade items of Revenue Equipment and thus will be allowed access to such titles.
     B. Bank Deposits, Bank shall at all times have a perfected first security interest in and right of setoff against any and all deposit balances of Borrower whether now existing or hereafter established, and may at any time, after an Event of Default hereunder, without notice, apply the same against payment of any obligations of Borrower to Bank, whether or not due regardless of the existence or amount of any other security held by the Bank.
5.   BORROWER'S REPRESENTATIONS AND WARRANTIES
     To induce Bank to make Loans and advances hereunder, Borrower represents and warrants to Bank from the date of this Agreement and thereafter until all Indebtedness of the Borrower to Bank is paid in full that:
     A. Borrower's Authority. (1) Borrower is duly organized and existing under the laws of the State of Iowa, has full power, right, and authority to make and execute this Agreement, and to borrow the funds provided for in this Agreement; (2) the execution of this Agreement, the Notes, and all other Loan Documents will not conflict with any provision of law of Borrower's articles of incorporation or bylaws or any other organizational requirement, or under any agreement or instrument to which Borrower is a party or by which Borrower or any of its property may be bound or affected; (3) the individual who, on behalf of Borrower, executes and delivers this Agreement, Notes and other Loan Documents is authorized to do so and has provided to the Bank the appropriate authorization evidencing same.
     B. No Litigation. No litigation or governmental proceedings are pending or threatened against Borrower and Borrower has no liabilities, actual or contingent, not previously disclosed to Bank.
     C. First Lien For Bank. The lien of the Bank on the Collateral shall be a first lien at all times during the term of this Agreement.
     D. No Other Liens. None of Borrower's assets are subject to any mortgage, pledge, encumbrance, or other lien, except as otherwise disclosed to the Bank in writing.
     E. Tax Returns. Borrower has filed all federal and state income tax returns which are required to be filed and has paid all taxes and assessments which are due.
     F. Financial Statements. All financial statements previously delivered to Bank by Borrower are true and correct in all respects and accurately represent the financial condition of Borrower as of the respective dates thereof. No adverse change in the financial condition of Borrower has occurred since the date of the most recent financial statement given to Bank.
     G. Ownership of Collateral. Borrower warrants that it owns the entire legal and beneficial ownership in all assets set forth in its financial statements and in all Collateral Borrower is furnishing to Bank as security for the Loans hereunder, except as otherwise disclosed to the Bank.
     H. No Violation of Occupational Safety and Environmental Protection. Borrower is not in violation in any material manner of any federal, state, county or city statutes, orders, rules or regulations pertaining to occupational safety or environmental protection, nor does Borrower presently anticipate that future expenditures needed to meet the provisions of existing federal, state, county or city statutes, orders, rules or regulations will be so burdensome as to affect or impair in a materially adverse manner Borrower's financial conditions.
     I. Indemnification and Hold Harmless Obligation. Borrower represents and warrants that neither the Collateral given to Bank as security for the Notes, nor any other assets owned by Borrower have been, or ever will be, so long as the Notes remain unpaid, used for the generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substances, provided however, it is understood that Borrower, in the ordinary course of its business, does transport items which may be deemed Hazardous Substances. The representations and warranties contained herein are based on Borrower's due diligence in investigating the collateralized properties for Hazardous Substances. Borrower hereby (i) releases and waives any future claims against Bank for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws; (ii) agrees that Bank may recover against Borrower to the full extent of any damages, claims or other liabilities suffered by Bank as a result of the violation of any such environmental laws, whether or not such violation occurred while the Collateral was owned by a predecessor or successor in interest to Borrower; and (iii) agrees to indemnify and hold Bank harmless against any and all claims and losses resulting from a breach of this provision of this Agreement, including reasonable attorney's fees and expenses. This obligation to indemnify and hold Bank harmless shall survive the payment of the Notes.
     J. Address of Borrower. The address appearing on the signatory page of this Agreement represents the chief executive office of the Borrower.
     K. No Damage To Collateral. The Collateral is not now damaged or injured as a result of any uninsured fire, explosion, accident, flood or other casualty.
     L. Collateral Not In Flood Zone. None of the Collateral is situated in any federal or state designated flood zone.
6.   AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until all Indebtedness is paid in full, Borrower, will:
     A. Accounting. Maintain a modern system of accounting in accordance with GAAP.
     B.   Financial Statements.  Furnish to Bank (i) within one hundred-twenty
          (120) days of each fiscal year end, consolidated, audited and unqualified financial statements from TransFinancial prepared by an independent certified public accountant acceptable to Bank in reasonable detail and dated as of the immediately preceding fiscal year end, and prepared in accordance with GAAP; (ii) within forty-five
          (45) days following the end of each calendar quarter, an unaudited financial statement of Borrower which shall contain a balance sheet, statement of income and retained earnings, and cash flow, each as of the end of such calendar quarter; (iii) within forty-five (45) days following the end of each calendar quarter, the 10-K Report filed by TransFinancial with the Securities and Exchange Commission; (iv) within forty-five (45) days following the end of each calendar quarter, a duly completed Borrowing Base Certificate as of the end of the prior calendar quarter; and (v) at such times as requested by Bank, a list of Borrower' equipment, cash flow projections and such other information as the Bank may reasonably request .
     C. Access To Books and Collateral. At all times, keep proper books of account in a manner satisfactory to Bank, and permit the Bank and its agents access to the books, records, premises, assets and operations of the Borrower at all reasonable times.
     D. Notification of Legal Proceedings. Notify the Bank promptly of any litigation or legal proceedings involving the Collateral.
     E. Insurance. Obtain such insurance or evidence of insurance as Bank may reasonably require, including but not limited to, an all-risk policy of casualty insurance, and such other hazard insurance in such amount, form and substance as Bank may require with Bank named as loss payee thereunder as it pertains to the Collateral and with standard waiver of subrogation clauses, it being understood by Bank that Borrower self-insures the first $100,000.00 of casualty damages. This insurance shall be issued by such companies as shall be approved by Bank, and the originals of such policies (together with appropriate endorsements thereto, evidence of payment of premiums thereon and written agreement by the insurers therein to give Bank 30 days prior written notice of intention to cancel) shall be promptly delivered to Bank. This insurance shall be kept in full force and effect at all times hereafter until the Loans have been paid in full.
     F. Maintenance and Preservation of Collateral. At all times maintain, preserve and protect the Collateral and keep the same in good repair, working order and condition.
     G. Payment of Obligations. Except as otherwise disclosed to and approved by the Bank, Borrower will at times during the term hereof pay all obligations relating to the Collateral as they come due in the ordinary course of business.
     H. Collected Funds. At all times maintain in Borrower's accounts at the Bank collected funds sufficient to pay all items presented for payment from such accounts and sufficient to pay service charges imposed by the Bank. Borrower agrees to pay to Bank interest on any overdraft or deficit balance in any such account at the rate set forth in the Working Capital Line of Credit Note.
     I. Submission of Environmental Reports. Promptly upon receipt thereof, Borrower shall submit to Bank copies of any reports, inspections or examinations conducted by the Iowa Department of Natural Resources or the Federal Environmental Protection Agency, or any similar agency, with respect to the assets of Borrower.
     J. Operating Accounts at Bank. Borrower shall maintain its primary cash concentration accounts with Bank.
     K. Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of no less than $24,000,000.00 for its fiscal year ending December 31, 1997, such requirement to increase by $1,000,000.00 for each subsequent fiscal year.
     L. Expenses. Borrower shall pay all of Bank's (and any participant's) out-of-pocket costs (including, but not limited to, attorneys' fees and legal expenses) pertaining to the preparation of the Loan Documents and the closing and administration of the Loan. Additional examples of such costs are environmental and other consultant fees, appraisal costs, filing and recording expenses, long distance telephone charges, hand delivery and telefax charges, overnight and other mail charges, and similar items.
     M. New Entities. If Borrower causes any new entities to be created to conduct business activities similar to, or related to, its current business activities, such new entities shall immediately execute unlimited guaranties of the Indebtedness.
     N. ERISA Compliance. Borrower shall meet its minimum funding requirements under the Employee Retirement Income Security Act of 1974 (ERISA), as amended, with respect to any employee benefit plan or other class of benefit plan, which the Pension Benefit Guaranty Corporation, established under ERISA (PBGC) has elected to insure, in either case, whether now in existence or hereafter instituted by Borrower.
7.   NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until all Indebtedness is paid in full, Borrower will not, without the prior written consent of the Bank:
     A. Incur Debt. Incur, permit or remain outstanding, assume or in any way become committed for indebtedness except the indebtedness incurred herein and except for indebtedness not to exceed in the aggregate, ten million dollars to TransFinancial and/or other Affiliates, and except those debts incurred in the ordinary course of Borrower's business consistent with past practices, or as otherwise approved by Bank.
     B. Grant Liens. Pledge, mortgage, lease or otherwise encumber, or permit any lien to exist on any asset or property of any kind owned by the Borrower, except as may exist at and be reflected on the financial statements provided at the time of this Agreement other than accounts payable to suppliers incurred in the normal course of Borrower's business, or as otherwise approved by Bank.
     C. Sell Assets Out of Ordinary Course. Sell, lease or otherwise dispose of any part of Borrower's real or personal property other than in the ordinary course of Borrower's business.
     D. Dividends. Declare and/or distribute in cash or other assets any dividends on Borrower's outstanding stock, or redeem any of Borrower's outstanding stock, without Bank's prior approval.
     E. Sale, Change In Control, Merger, Etc. Suffer or permit majority control of Borrower to be sold, assigned or otherwise transferred, or change management, or merge or consolidate with any entity or enterprise.
     F. No Other Guaranties. Grant guarantees to any other financial institutions or entities without the Bank's prior approval.
     G. Acquisitions. Acquire other entities without the Bank's prior approval.
8.   CONDITIONS OF BANK'S OBLIGATIONS
     Bank's obligations to perform hereunder shall be subject to satisfaction of the following conditions on or before closing:
     A. No Breach of Covenants. Borrower shall have performed all agreements required to be performed, and shall not be in breach of any covenant. agreement, representation or warranty made herein or in any other Loan Document.
     B. No Default. No Event of Default and no event or condition which, with notice or the lapse of time, or both, would constitute an Event of Default, shall exist.
     C. No Material Change in Financial Condition. Borrower shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of business, since the date of the last financial statement given to Bank by Borrower.
     D. Insurance. Borrower shall have obtained hazard or fire and extended coverage insurance (and flood insurance if the Collateral is located in a flood zone) on the Collateral, issued by a company or companies approved by Bank and in amounts acceptable to Bank which policy or policies shall name Bank as loss payee as it pertains to the Collateral under a standard loss payee clause, and Bank shall also have been provided with such additional policies of insurance as Bank may reasonably require insuring against such risks and in such amounts as are customarily carried by like businesses operating in the same vicinity.
     E. Reimbursement of Bank's Expense. The payment by Borrower of all out-of-pocket expenses incurred by Bank and any participants in making and administering this Loan, including, without limitation, all costs of appraisals, attorneys' fees and expenses, filings and recordings.
     F. Authorized Action. Receipt by Bank of a duly executed certificate from Borrower authorizing the borrowings and the execution of the various Loan Documents contemplated by this Agreement.
     G. Legal Opinion. Receipt by Bank of an opinion from Borrower's legal counsel to the effect that (i) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and to the best of such counsel's knowledge and belief, is duly qualified and in good standing as a foreign corporation authorized to do business in each state where, because of the nature of its activities or properties, such qualification is required; (ii) Borrower has full power to execute and deliver the Notes and other Loan Documents, and to perform its obligations under this Agreement and such Loan Documents; (iii) such actions have been duly authorized by all necessary corporate action, and are not in conflict with any provision of the law or of the articles of incorporation or bylaws of Borrower, nor in conflict with any agreement binding upon Borrower of which such counsel has knowledge; and (iv) this Agreement and the other Loan Documents are the legal and binding obligations of Borrower, enforceable in accordance with their terms.
     H. Loan Documents. Receipt by Bank of the Notes and other Loan Documents duly executed by an authorized officer of Borrower.
     I. Borrowing Base Certificate. Borrower shall have delivered to Bank a duly completed Borrowing Base Certificate.
9.   EVENTS OF DEFAULT
     If any of the following events occur, the Bank may, at its option, without notice or demand, except as otherwise specifically provided, declare the entire Indebtedness of Borrower to Bank immediately due and payable.
     A. Late Payment. Any payment of principal or interest due under the terms of any Note is not made on the due date and such default continues unremedied for five (5) days after written notice thereof shall have been given to Borrower by Bank.
     B. Misrepresentation. Any representation or warranty made by Borrower in this Agreement shall prove to be incorrect or untrue, or any statement, report or writing furnished by Borrower to the Bank is untrue in any material aspect.
     C. Breach of Covenants. Borrower fails to perform or observe any term, covenant or condition of this Agreement and such failure is not remedied or corrected within ten (10) days after written notice thereof shall have been given to Borrower by Bank.
     D. Breach Under Other Loan Documents. Any breach of any provisions contained in the Notes or any other Loan Documents and such breach is not remedied within ten (10) days after written notice thereof shall have been sent to Borrower by Bank.
     E. Bankruptcy, Etc. If Borrower becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or is petitioned into bankruptcy, either voluntarily or involuntarily.
     F. Adverse Impairment in Collateral. Bank's interest in the Collateral is adversely impaired in any manner, and Borrower is unable to remedy, to the Bank's satisfaction, such adverse impairment within 30 days after written notice from the Bank.
     G. Adverse Change In Financial Condition. Any adverse material change in Borrower's financial condition shall have occurred.
     H. Bank Deems Itself Insecure. If Bank at any time reasonably deems itself insecure.
10.  REMEDIES
     Upon the occurrence of a Default (it being understood that a Default under any Note shall constitute a Default under all Notes), the Bank may, after expiration of any notice period referenced above (it being understood that in regard to the Events of Default described in Paragraphs 9 (C), 9 (D) or 9 (F), if any such default cannot reasonably be cured within such grace period, as solely determined by Bank, the period of time within which to cure such default shall be extended for such reasonable time as is necessary to cure such default, as long as Borrower promptly, diligently and continuously acts to cure such default), (it being further understood that Borrower shall not be entitled to any grace period or notice prior to acceleration if the Bank reasonably and in good faith believes that the granting of such grace period or notice would jeopardize Bank's lien position) declare the unpaid principal balance and interest on the Note(s) immediately due and payable, together with any other debt owed by Borrower to Bank, and all such principal, interest and other debt shall thereupon be immediately due and payable in full. The Bank shall thereupon have all remedies set forth herein and in the Notes and any other Loan Documents, and all remedies otherwise available to a secured creditor under the Uniform Commercial Code of Iowa.
12.  MISCELLANEOUS
     A. The Bank As Attorney-In-Fact. In the event of a Default, Borrower hereby appoints Bank to be Borrower's attorney-in-fact, without requiring the Bank to act as such, for the purpose of carrying out the provisions hereof and taking any action and executing any document or instrument which the Bank may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Bank shall, as attorney-in-fact of Borrower, have the right to receive, collect and endorse all vehicle titles, checks, drafts or other remittance made payable to Borrower, or Borrower's order, representing any payment on account of any of the Collateral and to give full discharge therefor.
     B. Waiver Not Binding. Any waiver of any default by Bank is not a waiver of any subsequent default. Further, no delay on the part of the Bank in the exercise of any power or right shall constitute a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof.
     C. Notice. Any notice hereunder to Borrower shall be in writing, and shall be deemed to be given on the date delivered, personally, or on the date when mailed by ordinary mail, postage prepaid, or by facsimile and addressed to the Borrower as appearing on the signature page of this Agreement, or at such other address as the Borrower may, by written notice received by the Bank, designate as the Borrower's address for purposes of notice hereunder.
     D. Governing Law. This Agreement, the Notes and all other Loan Documents shall be covered in all respects by the laws of the State of Iowa. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the validity or enforceability of any other provision.
     E. Enforcement in Iowa. Borrower acknowledges that this Agreement is being entered into by the Bank in partial consideration of Bank's right to enforce in Iowa the terms and provisions of this Agreement and the Loan Documents. Borrower consents to jurisdiction in Iowa and construction of this Agreement under the laws of the State of Iowa. Borrower waives any right to commence any action against the Bank except in Iowa.
     F. Term of Agreement. The term of this Agreement shall coincide with the terms of any Note or Notes executed by Borrower in favor of the Bank, as modified, extended, substituted, renewed or until all Indebtedness is paid in full and any commitment to extend credit has terminated.
     G. Assignment. This Agreement shall not be assigned by Borrower without the written consent of the Bank.
     H. Participation. The Bank may enter into participation agreements with other financial institutions with regard to any Indebtedness of Borrower.
     I. Successors and Assigns. This Agreement shall be binding upon Borrower's successors and assigns.
     J. Additional Documents. Borrower agrees to execute and cause to be executed such additional documents as the Bank may require in order to effectuate the terms of this Agreement. All documents shall be on the Bank's standard forms for the same or forms otherwise acceptable to Bank.
     K. Conflict in Documents. In the event of a conflict between the terms and conditions of this Agreement and those of any other documents pertaining to Borrower's Indebtedness to Bank, the terms of this Agreement shall be controlling.
     L. Survival of Representations and Warranties. All representations, warranties, covenants, and agreements of Borrower herein shall survive the execution and delivery of this Agreement and shall be deemed continuing until the Indebtedness is paid in full to the Bank and any commitment to extend credit has terminated.
     M. Release of Bank. Borrower hereby releases and forever discharges Bank and any participants, their officers, directors, employees, shareholders, agents and representatives from all claims or causes of actions of every kind or character, known or unknown, without limit, which Borrower allegedly may have as of the date of this Agreement.
     N. Collection Costs. If Bank hires an attorney to assist in collecting any amount due or enforcing any right or remedy under this Agreement, the Notes or any other Loan Document, Borrower agrees to pay the attorney fees and expenses incurred by Bank.
IMPORTANT - READ BEFORE SIGNING, THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.
     Borrower warrants that it has received a copy of this Agreement and further states that it understands fully the terms and conditions described herein.
                                   BANKERS TRUST COMPANY

                                   Steven D. Simon, Vice President
                                   P.O. Box 897
                                   665 Locust Street
                                   Des Moines, Iowa 50304-9987
                                   "BANK"
                                   CROUSE CARTAGE COMPANY
                                   By:
                                         Gordon C. Headlee, Chief Financial
                                   Officer

                                   "BORROWER"